FORM 8-K

                               CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934

                      Date of Report August 19, 1996

                               GIANT FOOD INC.
                            (Name of Registrant)

        Delaware                  1-4434               53-0073545
(State of Incorporation)     (SEC File Number)      (IRS Employer ID)

                  6300 Sheriff Road, Landover, MD 20785
                  (Address of Principal Executive Offices)

                           (301) 341-4100
                           (Telephone No.)

Item 5.

       The Company was recently informed by the Estate of Israel Cohen (the "Estate") that on August 6, 1996, the Estate sold two million shares of Giant Food Inc. Class A common stock (non-voting) to J. Sainsbury (USA) Holdings, Inc., a subsidiary of J. Sainsbury plc ("Sainsbury"). The transaction was undertaken to enable the Estate to facilitate its tax planning.

       Israel Cohen, who was the Chairman and Chief Executive Officer of Giant Food Inc., died on November 22, 1995. At the time of his death, Mr. Cohen owned approximately 2.8 million shares of the Class A common stock (non-voting) and all 125,000 shares of the Class AC (voting) stock of Giant Food Inc. In his will, Mr Cohen transferred all of the Class AC (voting) shares to The 1224 Corporation. Mr. Cohen also specified in his will that The 1224 Corporation is not permitted to sell its Class AC (voting) stock unless each holder of the Class A (non-voting) stock is afforded the opportunity to sell such stock to the purchaser for the same per share price that The 1224 Corporation is receiving for its Class AC (voting) stock.

      Under the terms of the sale, the Estate received a cash payment of $31 per share and is also entitled to an additional payment if within the next four years Sainsbury purchases the 125,000 shares of Class AC (voting) stock of Giant Food Inc. that are now held by The 1224 Corporation. The additional payment to the Estate would be equal to any excess over $31 which Sainsbury might offer to the holders of Class A common stock (non-voting) if Sainsbury were to buy the Class AC voting stock within the next four years. The Company was not a party to the sales agreement between the Estate and Sainsbury.




                                         SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                                  Giant Food Inc.

                                                   (Registrant)





Date August 19, 1996               By /s/ Pete Manos

                                     Pete Manos
                                     President
                                     (Print name and title of officer)